Exhibit 99.1

ACME UNITED CORPORATION	NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	55 Walls Drive	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

FOR IMMEDIATE RELEASE   July 17, 2020

ACME UNITED REPORTS 9% SALES INCREASE AND 20% NET INCOME INCREASE FOR SECOND QUARTER OF 2020

FAIRFIELD, CT – July 17, 2020 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended June 30, 2020 were $44.0 million compared to $40.2 million in the second quarter of 2019, an increase of 9%. Net sales for the six months ended June 30, 2020 were $79.8 million, compared to $71.6 million in the same period in 2019, an increase of 11%.

Acme United’s second quarter and six months ended June 30, 2020 revenues included approximately $1.1 million and $2.1 million, respectively, from the sales of First Aid Central products.  The Company acquired the assets of Canadian-based First Aid Central, Inc. on January 7, 2020.

Net income was $3,199,000 or $0.92 per diluted share for the quarter ended June 30, 2020 compared to $2,672,000, or $0.77 per diluted share, for the comparable period last year, an increase of 20% in net income and 19% in diluted earnings per share.  Net income for the six months ended June 30, 2020 was $4,476,000, or $1.28 per diluted share, compared to $3,478,000, or $1.01 per diluted share, in last year’s same period, increases of 29% and 27%, respectively.

Chairman and CEO Walter C. Johnsen said, “This was a very difficult quarter that ended with good results. We benefited from the diversification during the past 5 years of our customer base and product lines. Sales of our traditional Westcott cutting and measuring tools to office and school supply customers declined dramatically, in some cases more than 80%. However, sales to mass market retailers and ecommerce increased substantially and offset the decline. Sales of first aid and safety products led the quarter’s growth due to market share gains and a surge of approximately $1.5 million of sales of COVID-related supplies.”

Mr. Johnsen added, “I am incredibly proud of our team. They are working under difficult conditions with a sense of purpose, and delivering results.”

Net sales for the second quarter and the first six months of 2020 in the U.S. segment increased 10% compared to the same periods in 2019. The Company had strong sales of first aid and safety products, primarily due to continued market share gains in the industrial, safety, home improvement, mass market, and ecommerce channels. In addition, there was growth from a surge in demand for first aid and safety products related to COVID-19.

European net sales for the second quarter of 2020 increased 4% in U.S. dollars and 6% in local currency compared to the second quarter of 2019.  Net sales for the six months ended June 30, 2020 increased 9% in U.S. dollars and 12% in local currency compared to the first half of 2019.  The increases for both the quarter and six months were mainly due to growth in sales of Westcott and Camillus products in the ecommerce channel and continued growth of DMT sharpening products.

Net sales in Canada, excluding First Aid Central products, for the second quarter of 2020 declined 44% in U.S. dollars and 42% in local currency compared to the same period in 2019. Net sales for the six months ended June 30, 2020 decreased 27% in U.S. dollars and 25% local currency compared to the first half of 2019. These decreases reflected declines in sales of office products due to office and store closings as a result of COVID-19.

Gross margin was 36.5% in the second quarter of 2020 versus 36.7% in the comparable period last year.  Gross margin was 37.1% in the each of the six months ended June 30, 2020 and 2019.

Acme United received a loan of $3.5 million from the Paycheck Protection Program during the second quarter of 2020, with the proceeds applied to payroll expenses. The loan enhanced the Company’s ability to maintain its entire payroll during uncertain times.

The Company’s debt less cash on June 30, 2020 was $37.3 million compared to $41.0 million on June 30, 2019.  During the twelve-month period ended June 30, 2020, the Company paid approximately $2.1 million for the acquisition of the assets of First Aid Central, distributed $1.6 million in dividends on its common stock, and generated $9 million in free cash flow.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, July 17, 2020, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-437-2398. International callers may dial 323-289-6576. You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, and DMT®. For more information, visit www.acmeunited.com.

Forward Looking Statements

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including the impact that the global COVID-19 pandemic has had and will continue to have on the Company’s business, operations and financial results.  These include the severity and duration of the pandemic, including whether there is a “second wave,” the effect of measures taken by the Company to limit the spread of the disease at our offices and distribution centers, further actions that may be taken by governmental authorities or by businesses or individuals on their own initiative in response to the pandemic, the pace of recovery when an effective vaccine is widely available or when the pandemic otherwise subsides and the heightened impact the pandemic has on many of the risks described herein, including without limitation risks relating to the on-going world-wide economic downturn and disruptions in our supply chain,, any of which could adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following:  (i) changes in the Company’s plans, strategies, objectives, expectations and intentions,  which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, including the impact on the Company’s suppliers and customers; (iii) changes in client needs and consumer spending habits; (iv) the impact of competition, (v) the impact of technological changes including specifically the growth of online marketing and sales activity; (vi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (vii) the Company’s ability to effectively manage its inventory in a rapidly changing business environment; (viii) currency fluctuations; (ix) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (x) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2020

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	June 30, 2020	June 30, 2019

Net sales	$44,042	$40,220
Cost of goods sold	27,989	25,449
Gross profit	16,053	14,771
Selling, general, and administrative expenses	11,670	11,003
Operating income	4,383	3,768
Interest expense	245	502
Interest income	(11)	(11)
Interest expense, net	234	491
Other (income) expense, net	(1)	14
Total other expense, net	233	505
Income before income tax expense	4,150	3,263
Income tax expense	951	592
Net income	$3,199	$2,672

Shares outstanding - Basic	3,349	3,351
Shares outstanding - Diluted	3,482	3,485

Earnings per share - Basic	$0.96	$0.80
Earnings per share - Diluted	0.92	0.77

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SECOND QUARTER REPORT 2020 (cont.)

(Unaudited)

	Six Months Ended	Six Months Ended
Amounts in 000's except per share data	June 30, 2020	June 30, 2019

Net sales	$79,817	$71,590
Cost of goods sold	50,234	45,016
Gross profit	29,583	26,574
Selling, general, and administrative expenses	23,191	21,271
Operating income	6,392	5,303
Interest expense	568	395
Interest income	(14)	-
Interest expense, net	554	994
Other expense, net	36	12
Total other expense, net	590	1,006
Income before income tax expense	5,802	4,297
Income tax expense	1,326	819
Net income	$4,476	$3,478

Shares outstanding - Basic	3,344	3,351
Shares outstanding - Diluted	3,499	3,429

Earnings per share - Basic	$1.34	$1.04
Earnings per share - Diluted	1.28	1.01

ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

SECOND QUARTER REPORT 2020

(Unaudited)

Amounts in 000's	June 30, 2020	June 30, 2019

Assets:
Current assets:
Cash and cash equivalents	$5,239	$1,924
Accounts receivable, net	33,720	35,462
Inventories	44,311	39,615
Prepaid expenses and other current assets	2,153	2,085
Total current assets	85,423	79,086

Property, Plant and equipment, net	14,278	14,200
Operating lease right of use asset	2,438	2,424
Intangible assets, less accumulated amortization	15,164	16,422
Goodwill	5,909	4,696
Other assets	39	202
Total assets	$123,251	$117,030

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$8,733	$9,931
Operating lease liability - short term	933	987
Mortgage payable - short term	267	267
Other accrued liabilities	10,395	6,865
Total current liabilities	20,328	18,050
Long term debt	35,742	39,388
Note Payable	3,508	-
Mortgage payable - long term	3,044	3,311
Operating lease liability - long term	1,572	1,441
Other non-current liabilities	50	38
Total liabilities	64,244	62,228
Total stockholders' equity	59,007	54,802
Total liabilities and stockholders' equity	$123,251	$117,030